Exhibit 99.1

Regency Centers Corporation

Press Release

www.RegencyCenters.com	CONTACT: PATRICK JOHNSON
(904) 598-7422

REGENCY CENTERS ANNOUNCES EXERCISE OF OPTIONS TO PURCHASE PREFERRED LIMITED PARTNERSHIP UNITS AND REDEMPTION OF SERIES 3 AND 4 PREFERRED SHARES

Jacksonville, Fla. (February 6, 2012) — Regency Centers Corporation (NYSE:REG) announced today that it will exercise options to purchase all of the issued and outstanding 7.45% Series D Cumulative Redeemable Preferred Limited Partnership Units of its operating partnership, Regency Centers, L.P., and will redeem the following:

1.	All of the issued and outstanding shares (3,000,000) of 7.45% Series 3 Cumulative Redeemable Preferred Shares (CUSIP: 758849301; NYSE: REGPrC) and

2.	All of the issued and outstanding shares (5,000,000) of 7.25% Series 4 Cumulative Redeemable Preferred Shares (CUSIP: 758849509; NYSE: REGPrD).

Purchase of 7.45% Series D Cumulative Redeemable Preferred Limited Partnership Units

Regency is exercising options to purchase all of the issued and outstanding shares of 7.45% Series D Cumulative Redeemable Preferred Limited Partnership Units for an aggregate purchase price of $48,125,000 plus accrued dividends. This purchase price reflects a 3.75% discount to par. This purchase is expected to occur on or about February 9, 2012.

Redemption of Series 3 and Series 4 Cumulative Redeemable Preferred Shares

The Series 3 and Series 4 Cumulative Redeemable Preferred Shares will be redeemed on March 31, 2012. The redemption price for the Series 3 Cumulative Redeemable Preferred Shares will be $25.00 per share. The redemption price does not include the previously announced $0.46563 per share quarterly dividend that will be paid separately on April 2, 2012 to holders of record of the Series 3 Cumulative Redeemable Preferred Shares on March 1, 2012.

The redemption price for the Series 4 Cumulative Redeemable Preferred Shares will be $25.00 per share. The redemption price does not include the previously announced $0.45313 per share quarterly dividend that will be paid separately on April 2, 2012 to holders of record of the Series 4 Cumulative Redeemable Preferred Shares on March 1, 2012.

The aggregate amount being paid to effect the redemptions of the Series 3 and Series 4 Cumulative Redeemable Preferred Shares is $200 million.

The redemptions will be in accordance with the Depository Trust Company’s procedures. To collect the redemption price, holders of the shares of preferred stock must surrender their shares to Wells Fargo Bank, N.A, the redemption and paying agent. Questions relating to these redemptions should be directed to Wells Fargo Bank, N. A. at 1-800-468-9716.

After the redemption date, dividends on Series 3 and Series 4 Cumulative Redeemable Preferred Shares will cease to accrue and such shares shall no longer be deemed outstanding and all rights of the holders in respect of such shares being redeemed will terminate, except for the right to receive the redemption price, without interest thereon. Because these redemptions are redemptions in full, the Series 3 and Series 4 Cumulative Redeemable Preferred Shares will be delisted from trading on the New York Stock Exchange.

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer of grocery-anchored and community shopping centers. At December 31, 2011, the Company owned 364 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 49.5 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 205 shopping centers, including those currently in-process, representing an investment at completion of $3.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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